EXHIBIT 10.3

SONICWALL, INC.

MATTHEW MEDEIROS EMPLOYMENT AGREEMENT

As amended and restated July 29, 2004

This Agreement is entered into as of July 29, 2004 (the “Effective Date”) by and between SonicWALL, Inc. (the “Company”) and Matthew Medeiros (“Executive”) and amends and restates in its entirety that certain Employment Agreement dated as of March 14, 2003 by and between the Company and Executive (the “Initial Employment Agreement”).

RECITALS

A. This Agreement is intended to strongly encourage Executive to remain with the Company.

B. The Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

C. The Board also believes that it is in the best interests of the Company and its stockholders to provide Executive with severance benefits upon certain terminations of his employment, including ninety days prior to and within one year following a Change of Control, which provides Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

AGREEMENT

1. Duties and Scope of Employment.

(a) Positions; Employment Commencement Date. Executive commenced employment under this Agreement upon March 14, 2003 (the “Employment Commencement Date”). Executive shall continue to serve hereunder as President and Chief Executive Officer, reporting to the Board. On the Employment Commencement Date, Executive was appointed as a member of the Board. The period of Executive’s employment hereunder is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive shall continue to devote his full business efforts and time to the Company. Subject to the prior formal approval of the Board or its Compensation Committee, which shall not unreasonably be withheld, Executive may join the Boards of Directors of two (2) non-competitive companies. Upon joining such non-competitive boards, Executive shall continue to devote the time and energy necessary to carry out his duties as described herein.

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(c) Duties. Executive shall have the customary duties of a President and Chief Executive Officer and such duties as are specified in the By-Laws of the Company.

2. At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either the Company or Executive.

3. Compensation.

(a) Base Salary. While employed by the Company, the Company shall pay Executive as compensation for his services a base salary at the annualized rate of Four Hundred and Fifty Thousand Dollars ($450,000) (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board for possible adjustments in light of Executive’s performance and competitive data. Such adjustment shall not reduce Executive’s then-current Base Salary unless part of a Company-wide pro rata reduction and in which the Base Salary of all other executive officers of the Company are reduced pro rata unless the Executive provides his prior consent.

(b) Bonuses. During the Employment Term, the Company’s annual incentive bonus plan shall provide Executive with an on-target bonus opportunity equal to 100% of his Base Salary, with a maximum payout of 200% of Base Salary. During the Employment Term, Executive and the other officers, senior management and key employees, shall be eligible to participate in bonus plans based on milestones to be established by the Board or its Compensation Committee in consultation with Executive on or before the end of the first quarter of each year; subject to obtaining shareholder approval in the event that the Compensation Committee of the Board decides to seek shareholder approval of a performance-based bonus plan that qualifies under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The bonus plans specified in this paragraph shall be referred to herein as the “Annual Bonus Plan.”

(c) Stock Option. Executive has received a Stock Option grant of Two Million Four Hundred Thousand (2,400,000) shares of Company shares (the “Stock Option”), pursuant to the Company’s 1998 Stock Option Plan (the “1998 Option Plan”) and form of Agreement thereunder, modified as specified herein (the “Option Agreement”), with a strike price equal to 100% of the Fair Market Value (as such term is defined in the 1998 Option Plan) on the grant date. The Stock Option shall vest 100% over four years, 25% after the first year (measured from the Employment Commencement Date) and monthly vesting as to 1/48th of the shares originally covered by the Stock Option thereafter, conditioned upon Executive’s continuous service as an employee, director or consultant to the Company as of each vesting date. Vesting began effective as of the Employment

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Commencement Date. To the extent permitted by law, the Stock Option shall qualify as an Incentive Stock Option under Section 422 of the Code. The Stock Option shall be for a term of ten (10) years (or shorter upon termination of continuous service to the Company whether as an employee, director or consultant, subject to the terms in this Agreement). Except as specified otherwise herein, the Stock Option is in all respects subject to the terms, definitions and provisions of the Company’s 1998 Stock Option Plan and the standard form of stock option agreement thereunder, which documents are incorporated by reference. If there is any conflict between this Agreement and the 1998 Stock Option Plan or Stock Option, the terms of this Agreement shall govern. Commencing in January of 2005 (or earlier at the sole discretion of the Compensation Committee of the Board), Executive will be eligible to be considered for future stock option grants.

(d) Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. Subject to Executive’s insurability at standard rates, the Company shall reimburse Executive the premiums for a $1,000,000 face value policy of term life insurance (the “Term Life Insurance”) in addition to any group coverage otherwise provided by the Company.

(e) Vacation. Executive shall receive up to three weeks’ paid-time off (“PTO”) per full year of employment, subject to the Company’s PTO accrual policy.

(f) Golden Parachute Excise Tax – Best Results. Payments and benefits under this Agreement shall be made without regard to whether the deductibility of such payments or benefits (or any other payments or benefits to or for the Executive’s benefit) would be limited or precluded by Section 280G of the Code and without regard to whether such payments or benefits (or any other payments or benefits) would subject the Executive to the federal excise tax levied on certain “excise parachute payments” under Section 4999 of the Code; provided, that if the total of all payments and benefits to or for the Executive’s benefit, after deduction of all state and federal taxes (including the tax set forth in Section 4999 of the Code, if applicable) with respect to such payments and benefits (the “total after-tax payments”), would be increased by the limitation or elimination of any payment or benefit under this Agreement, amounts payable and benefits receivable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the total after-tax payments. The determination as to whether and to what extent payments and/or benefits under this Agreement are required to be reduced in accordance with the preceding sentence shall be made by agreement between the Executive and the independent public accounting firm of the Company (whose fees and expenses shall be borne solely by the Company). To the extent that any elimination or reduction of payments or benefits is made in accordance with this Section 3(f), the determination as to the order in which payments and benefits shall be eliminated or reduced shall be made by the Executive to result in Executive receiving the greatest after-tax benefit.

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4. Eligibility for Severance Benefits. Executive will be entitled to the payments and benefits described in Section 5 only if: (a) either (i) the Company or any successor terminates Executive’s employment for a reason other than Cause, death or Disability, or (ii) Executive voluntarily terminates employment with the Company or any successor for Good Reason; and (b) Executive complies with all of the terms of this Agreement.

5. Severance Benefits.

(a) Prior to Ninety Days Before a Change of Control or More Than One (1) Year After a Change of Control. Prior to ninety days before a Change of Control or more than one (1) year after a Change of Control, subject to Executive executing and not revoking the form of release of claims in favor of the Company substantially in the form attached hereto (the “Release”) and not breaching the terms of Section 12 hereof, Executive shall receive (i) a lump-sum equal to twelve (12) months salary in a lump sum, and (ii) an additional lump-sum payment determined by averaging the target percentages achieved under the Annual Bonus Plan with respect to any Company fiscal year quarters already concluded in the year of termination (the “Severance Target Bonus Percentage”) and multiplying the Severance Target Bonus Percentage by 150% of Base Salary; provided, however, that if Executive’s termination occurs in the first quarter of a Company fiscal year, then the Severance Target Bonus Percentage shall be equal to the target percentage achieved in the most recently concluded fiscal year.

EXAMPLE 1: Executive’s Base Salary is $500,000. Executive is terminated without Cause prior to 90 days before a Change of Control in the third quarter of the Company’s fiscal year. In the first quarter of that year, Executive achieved a target percentage under the Annual Bonus Plan equal to 150% of target. In the second quarter, Executive achieved a target percentage under the Annual Bonus Plan equal to 0% of target. Subject to Executive satisfying the conditions for receiving a severance payment, Executive will receive a lump-sum payment equal to $500,000 + (.75)($750,000) = $1,062,500, less applicable withholding.

EXAMPLE 2: Executive’s Base Salary is $500,000. Executive is terminated without Cause prior to 90 days before a Change of Control in the first quarter of the Company’s fiscal year. In the most recently concluded Company fiscal year, Executive achieved a target percentage equal to 100% of target. Subject to Executive satisfying the conditions for receiving a severance payment, Executive will receive a lump-sum payment equal to $500,000 + (1.0)($750,000) = $1,250,000, less applicable withholding.

(b) Ninety Days Before a Change of Control Through One (1) Year After Change Of Control. If within the period commencing ninety days prior to a Change of Control through one (1) year following a Change of Control (the “Change of Control Period”), Executive’s employment with the Company terminates, then subject to the Executive’s executing and not revoking the Release and not breaching the terms of Section 12 hereof, Executive shall immediately receive (i) a

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lump sum payment equal to two (2) years’ Base Salary, (ii) accelerated vesting as to all Company stock options and other Company equity compensation then held by Executive, and (iii) a pro-rated bonus under the Annual Bonus Plan, payable at the same time and to the same extent as other senior Executives’ of the Company payments pursuant to the Annual Bonus Plan, pro-rated according to the percentage of the applicable fiscal year Executive is with the Company, calculated as the number of days from the commencement of the fiscal year to the termination date over 365.

(c) Accrued Wages, Paid Time Off, Expenses, Option Vesting and Exercise and Benefits. If Executive is entitled to severance benefits under Section 5(a) or 5(b), the Company shall also pay Executive (i) any unpaid base salary due for the periods prior to the Termination Date, (ii) all accrued and unused paid time off (PTO) through the Termination Date, and (iii) following Executive’s submission of profit and expense reports, the total unreimbursed amount of expenses incurred by Executive in Executive’s duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies. These payments shall be made promptly upon Executive’s employment termination with the period of time mandated by law. Executive shall have one year from the date of termination to exercise all vested and unexercised stock options, including the vesting which has occurred as a result of any acceleration provided by this Agreement.

The Company shall also reimburse Executive (and Executive’s eligible dependents) for health, dental, vision and life insurance premium payments so that Executive only pays the same amount as an employed senior Company executive with comparable coverage for the period of time equal to the months of salary paid under Sections 5(a)(i) or 5(b)(i), but only if Executive initially elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, and subject to the maximum time period required to be made available to Executive and his covered dependents under COBRA; provided however, that the Company shall pay 100% of the Term-Life Insurance premiums during such period.

(d) Voluntary Termination; Involuntary Termination For Cause. If Executive terminates his employment voluntarily without Good Reason or is involuntarily terminated by the Company for Cause, then all the vesting of Executive’s stock options shall terminate immediately and all payments of compensation by the Company to Executive hereunder shall immediately terminate, except Executive shall be paid all accrued and unpaid wages, including any bonus, PTO, and expenses incurred by Executive in Executive’s duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies upon Executive’s submission of proper expense reports. Such payments will be paid promptly upon Executive’s employment termination and within the time period mandated by law.

(e) Executive Ineligible For Other Severance, No Duty to Mitigate. If Executive receives severance benefits under Sections 5(a) or (b) and (c), he expressly waives the right to

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receive severance benefits under any other severance plan or policy of the Company. Executive is under no contractual or legal obligation to mitigate his damages in order to receive the severance benefits provided hereunder.

(f) Definitions.

(i) “Cause” shall mean (i) Executive is convicted of or pleas nolo contendere or guilty to a felony involving moral turpitude; provided that Executive may be suspended without compensation or continued option vesting if charged with a felony involving moral turpitude, with full reinstatement and back-pay if Executive is subsequently exonerated or the charges are dismissed; (ii) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in either case in significant and demonstrable economic harm to the Company, provided that no act or failure to act shall be considered “willful” under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive’s action, or failure to act, was in the best interest of the Company; (iii) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive; (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part; provided, however, that failure of Executive to achieve certain results, such as the Company’s business plan, that is not the result of Executive’s demonstrably willful and deliberate dereliction of duty shall not constitute “Cause.” Anything herein to the contrary notwithstanding, Executive’s employment shall not be terminated for “Cause” above unless written notice stating the basis for the termination is provided to Executive, Executive is given fifteen (15) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act), and Executive has an opportunity to be heard before the full Board of Directors, and, after such hearing, there is a majority vote of the non-employee directors of the Company to terminate Executive for Cause.

(ii) “Change of Control” shall mean the occurrence of any of the following events:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(B) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets or its business; or

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(C) The consummation of a merger, reverse merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(D) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(iii) “Disability” shall mean that the Executive has been unable to perform with reasonable accommodation his duties as an employee of the Company (or any subsidiary thereof that employs the Executive at such time) as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company (or any subsidiary thereof that employs the Executive at such time) of its intention to terminate the Executive’s employment.

(iv) “Good Reason” shall mean, without Executive’s written consent: (i) any material diminution in Executive’s authority, duties or responsibilities as described in Section 1(c) herein; provided, however, that a material reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer and President of the Company remains Chief Executive Officer and President of the Company’s business operations that are a subsidiary or division of the acquirer following a Change of Control) shall not by itself constitute grounds for a “Good Reason; (ii) the failure of Executive to be appointed to the Board of Directors (but not following his failure to be re-elected to the Board); (iii) any reduction in Executive’s Base Salary or target bonus opportunity other than a reduction effected by the Company or its successor with respect to all executive officers as part of a general readjustment of their compensation levels; (iv) a material reduction in the kind or level of Executive’s benefits (other than equity compensation) to which he was entitled immediately prior to such reduction, other than a reduction effected by the Company or its successor with respect to all executive officers as a part of a general readjustment of the benefits provided by the Company

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or its successor; (v) a material reduction of the facilities and perquisites (including office space and location) or secretarial and administrative support available to Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (vi) a relocation of Executive’s principal place of employment more than thirty-five (35) miles from its current location; (vii) the failure of any successor-in-interest to assume all of the obligations of the Company under this Agreement; (viii) within one year following a Change of Control only, any act which constitutes a constructive termination under the laws of California, or (ix) the assignment of duties that are substantially inconsistent with Executive’s training, education, professional experience and the job for which he was initially hired hereunder.

Anything herein to the contrary notwithstanding, Executive’s employment shall not be terminated for “Good Reason” above unless written notice stating the basis for the termination is provided to the Company and the Company is given fifteen (15) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act). With respect to purported Good Reason terminations within one year following a Change of Control only, for the purposes of any determination regarding the applicability of Good Reason, the position taken by Executive shall be presumed to be correct unless the Company, or its successor, establishes, by clear and convincing evidence that such position is not correct. Executive’s continued employment shall not constitute consent or a waiver of Executive’s rights to assert Good Reason hereunder; provided that Executive may only effect a termination for Good Reason with three months following the last occur of actions or failures to act or Executive’s knowledge of the same giving rise to the Good Reason. Executive’s death or Disability shall not terminate the right of Executive’s estate or heirs to assert Good Reason if such right existed at the time of Executive’s death or Disability. Following a Change of Control only, if Executive is assigned new authorities, duties or responsibilities by the Company or successor, Executive shall also be provided a written statement which explains in detail the authorities, duties or responsibilities Executive has been assigned and an explanation why such authorities, duties or responsibilities do not constitute grounds for a Good Reason termination. Following a Change of Control only, the failure to provide such written explanation shall be an admission by the Company that Executive has Good Reason to voluntarily terminate his employment.

6. Death or Total Disability of Executive. Upon Executive’s death or Disability while Executive is an employee of the Company, then employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned), and all vesting of Executive’s stock options shall terminate immediately.

7. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted

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for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	SonicWall, Inc.
1143 Borregas Ave.
Sunnyvale, CA 94089
Attn: General Counsel

If to Executive:	Matthew Medeiros
at the last residential address known by the Company.

9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Agreement. This Agreement and the agreements referenced herein and the Non-Disclosure and Invention Assignment Agreement entered into by and between the Company and Executive represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company, including the initial employment agreement by and between the Company and Executive dated as of March 14, 2003.

11. Dispute Resolution. The Executive and the Company shall first meet to settle any dispute through good faith negotiations or non-binding mediation. If not settled by good faith negotiation or non-binding mediation between the parties within thirty (30) days from the date one party requests in writing to meet the other party, then to the extent permitted by law, any dispute or controversy arising out of, relating to or in connection with this Agreement, or the interpretation, validity,

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construction, performance, breach or termination thereof, shall be finally settled by binding arbitration, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association in effect at that time, and the requirements of Armendariz v. Foundation Health (2000) 24 Cal.4th 83 as modified by state law from time to time. The judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. With respect to terminations within one year following a Change of Control only, the Company shall pay Executive’s legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive’s employment. In all other disputes hereunder, the prevailing party shall reimburse the other party for legal fees and expenses, to the extent permitted by law.

Executive understands that nothing in Section 11 modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause, subject to the terms of this Agreement.

EXECUTIVE HAS READ AND UNDERSTANDS SECTION 11 WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

12. Covenant Not to Solicit. In consideration for the benefits Executive is to receive herein Executive agrees that he will not, at any time during the twelve month period following his termination date, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

13. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Compensation Committee of the Board.

14. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

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15. Governing Law. This Agreement shall be governed by the laws of the State of California.

16. Effective Date. This Agreement is effective upon the date it has been executed by both parties.

17. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

SonicWALL, Inc.	EXECUTIVE

David W. Garrison	Matthew Medeiros
Chairperson, Compensation Committee
Board of Directors